Exhibit 14

FC BANC CORPORATION AND THE FARMERS CITIZENS BANK

CODE OF ETHICS

GENERAL OUTLINE AND INDEX

INTRODUCTION

We are judged as a corporation by the collective and individual performance of our directors, officers and employees. We must recognize that our first duty to the Corporation, its customers and its stockholders is to act in all matters in a manner that merits public trust and confidence. Your customers and your employer can properly expect that you will place the interest of their business before your own private interests. Further, you have a duty to reveal the facts in any situation where your private interests conflict or potentially conflict with those of your customers or your employer. The public expects us to act in an ethical manner and at all times to give the appearance of ethical conduct if it is to continue to place its trust and confidence in us.

STATEMENT OF PURPOSE

FC Banc Corporation and The Farmers Citizens Bank (collectively at times referred to herein as the “Corporation”) have traditionally maintained high standards of conduct. This code of conduct is designed to help each employee understand the basic principles which govern our personal and corporate conduct and be guided accordingly. This Code of Ethics applies to all officers and employees of the Corporation, including the following (the “Senior Financial Officers”): the Corporation’s Chief Executive Officer, the Chief Financial Officer, the principal accounting officer and other senior financial officers performing accounting, auditing. Financial management or similar functions.

As a person representing the Corporation, certain responsibilities are placed on you. This code presents some guidelines and practices that should be helpful to you.

For the benefit and convenience of the employees and the Corporation, the Farmers Citizens Bank Ethics Committee (the “Committee”) has been established to provide an objective and impartial interpretation on matters and situations, potential or existing, that would be deemed violations or exceptions to this Code of Ethics or to consider additional information when a decision regarding this Code of Ethics has been challenged. The committee will be appointed annually by Executive Management and will be composed of one member of Executive Management, the senior human resources officer in the corporation, one representative from a line of business, and one representative from a support function within the corporation.

Should a decision rendered by this committee be found unacceptable to the affected employee, appeal may be made, through the Executive Manager responsible for the employee’s area of the Corporation, to the full Executive Management group for a final review of the committee’s decision. Executive

Management’s decision will be communicated to the employee by his/her Executive Manager.

You are to read the contents of the Code of Ethics carefully and keep it available for future reference. Information concerning activities requiring prior approval or disclosure should be discussed with your manager or the Human Resources Manager.

PERSONAL CONDUCT

Every employee is covered by our fidelity bond. The Corporation is prohibited from knowingly employing anyone who has been convicted of any criminal offense involving dishonesty or a breach of trust. All employees must report any violation or suspected violation of Federal criminal law as soon as it is discovered to the Audit Committee Chair, who in turn is required to investigate and report the matter to the proper authorities.

Coverage under the terms of our bond does not extend to anyone who has been found to have committed any dishonest or fraudulent act. Obviously, this includes the misappropriation of money or other property.

The following principles should be observed:

1. Every officer and employee is expected to comply with the highest standards of ethics and fair dealing in the course of his or her employment.

2. Employees shall not engage in any conduct or practice which is harmful or detrimental to the Corporation or to its customers.

3. Employees are expected to properly account for funds or other assets under the employee’s control.

4. Employees shall not deliberately engage in the operational processing of any personal transactions, so as to avoid even the appearance of self-dealing or unethical conduct.

5. Employees shall not engage in any conduct or practice which results in, or is designed to result in, profit or gain to the employee or other person at the expense of the Corporation or any customer.

COMPLIANCE WITH LAWS AND REGULATIONS

It is the policy of the Corporation that all officers and employees will abide by all applicable laws, regulations, rulings, orders, and policy statements and other similar provisions which govern the operation of the Corporation. The Corporation will not tolerate any violation or intent to violate either the letter or the spirit of such provisions.

CONFIDENTIAL INFORMATION

A. Personal Responsibility

Employees are expected to manage their personal financial affairs in a manner that permits them to meet their obligations promptly. By doing so, they reflect favorably upon their personal credit reputation as well as upon the good name of the Corporation. Should an employee encounter financial difficulties, he/she is encouraged to act responsibly and seek the assistance of an appropriate financial counselor who can clarify the individual’s options.

B. Customers and Suppliers

Confidential information, with respect to the Corporations’ customer and suppliers acquired by an employee through his/her employment, is to be used solely for corporate purposes and not as a basis for personal gain by an employee. Such information includes, but is not limited to, account balances, credit history, the financial condition of a customer, and anticipated changes in the management or conduct of the affairs of a business.

In determining whether or not to discuss information related to the Corporation, you should establish if there is a need for those involved in the discussion to know the information. No customer information, whether of financial significance or not, is to be given to persons outside the Corporation or even to other employees of the Corporation who do not need to know such information in discharging their duties as employees, unless directed by the customer in writing.

C. Employee Information

Information concerning present or former employees is considered confidential. Such information should not be released to anyone except by the Human Resources Department. All requests for information on current or former employees should be forwarded to the Human Resources Department.

D. Corporate Information

Confidential information regarding the Corporation and its affiliates is not to be released to any person unless it has been published in reports to our shareholders or otherwise made generally available to the public in accordance with applicable disclosure regulations.

E. Insider Information

Confidential information may, in some instances, be considered “insider information”, which if used or disclosed could subject the employee, the Corporation, and a person outside the Corporation to whom the information is communicated, to liability under federal and state securities law.

Insider information is non-public material information. The test of materiality is that the information “was of such importance that it could be expected to affect the judgment of investors whether to buy, sell, or hold the corporation’s stock and if generally known . . . to affect materially the market price of the stock.” The following events have been held by the Securities and Exchange Commission and the courts to involve investment decisions based on inside information:

a. Dividend reduction

b. Mergers, acquisitions, or liquidation of affiliates, banks and organizations

c. Five-year sales, earnings and cash flow projections showing a rapid rise in earnings

d. Sharp drop in earnings

e. Sharply downward revised projection of earnings

f. Significant unexpected losses or gains

This list is not meant to include all situations which may involve insider information. The insider information rule is very difficult to apply in given circumstances. However, all employees must be extremely cautious in discussing corporate affairs with any outsiders and all doubts should be resolved in favor or nondisclosure.

INFORMATION SECURITY

A. Policy

All information utilized in the course of our business is considered one of the company’s most valuable assets. As such, employees/agents engaged in its use are responsible for the protection of that information. We are all responsible for safeguarding customer information at all times.

B. Information Assets Defined

Information assets are all types of information used in the course of Corporation business, including all automated information and software, whether Corporation developed or acquired from external sources. Information assets may reside in many forms including paper copy, magnetic media, and/or computer terminal display devices.

C. Compliance

Information assets must be treated confidentially and used for authorized business purposes only. As an employee/agent of the Corporation, employees are expected to utilize information assets in a manner conforming with the standards and guidelines of the Information Security Policy. Any employee/agent found in violation of the Information Security Policy will be subject to disciplinary action, including possible discharge, and/or legal action, depending upon the severity of the infraction.

ACTIVITIES AND CONFLICTS OF INTEREST

AFFECTING THE CORPORATION

A conflict of interest can arise when an employee or member of his/her immediate family has a financial or other interest in a competitor, customer, borrower, supplier, or other person or company dealing with the Corporation. (Deposit relationships alone are not within the meaning of this section.) For purposes of this booklet, “immediate family” shall be deemed to include the spouse, parents (in-law), children, brothers/sisters (in-law), and any person living in the same household of the employee. Each employee must manage his/her personal and business affairs so as to avoid situations that might lead to a conflict, or even the appearance of a conflict, between the employee’s self-interest (or the self-interest of a family member) and his/her duty to the Corporation, its customers and its shareholders.

A. Investments (Applicable to officers only in situations where ownership exceeds 5%). Investing in shares of a publicly-held corporation is permissible without disclosure provided the investor-officer does not service the account of such corporation as a loan officer. It should be noted that the rules relative to the investment in the share of publicly-held companies applicable to certain trust division and executive personnel involved in fiduciary investment decisions are more restrictive than the rules set forth in this document.

Prior approval for investments, other than that noted in the preceding paragraph, by an officer or member or his/her immediate family directly or indirectly in the stock or business of a customer, borrower, supplier, or competitor, or a company which supplies, aids, supports, or consults with a direct or indirect competitor should be obtained from the CEO. Also, where stock is owned in a company which subsequently becomes a customer, supplier or competitor, notification to the CEO should be made as soon as the facts are known.

B. Outside Activities

It is the policy of the Corporation that no employee is to have an outside interest which will materially encroach on the time or attention which should be devoted to the employee’s corporate duties, adversely affect the quality of work performed, compete with the Corporation’s activities, involve any significant use of the Corporation’s equipment, supplies or facilities, or adversely affect the good name of the Corporation or any of its subsidiaries. Major policy making authority in an operating company is clearly prohibited. An operating company can be a corporation, partnership, or individual proprietorship.

1. Insurance and Real Estate Activities

Prior approval of management is required before an employee that is licensed to perform professional services may act independently. Examples of this would be those licensed as CPA’s, attorneys, insurance brokers or agents. Engaging in any real estate transactions as a broker, contractor, or agent, including the negotiation and sale of mortgages, making investments for others, or as an appraiser or agent for the collection of rents or the like is strictly prohibited without management’s prior approval.

2. Fiduciary Appointments

(a) Except for a member of the employee’s immediate family, prior approval of management is required before acceptance by an employee of an appointment as a fiduciary or co-fiduciary (executor, administrator, guardian, or trustee), either with the commercial banking affiliate or with another person, firm or corporation.

(b) In the case of appointments, which are based upon an immediate family relationship, the usual policy will be to allow the employee to act.

(c) In all other cases, it is the general policy not to give such approval. Moreover, such a practice is subject to possible misunderstanding or misinterpretation.

C. Borrowing From or Lending to Customers

For other than normal trade or merchandise credit, borrowing from customers of the corporation must always be avoided. If the customer is a recognized financial institution and the transaction is free of any reciprocal arrangement, then borrowing from such customer would be acceptable.

The term “borrow” does not include a purchase from the customer or supplier resulting in an extension of credit in the normal course of business.

Employees should not personally lend money or other assets to customers (other than family members).

D. Personal Financial Transactions with the Corporation

Private purchases from or sales to the Corporation of property by an officer, employee, a relative or a person living within the same household who is not a relative, is prohibited. Purchases or sales of assets to these individuals is permitted when the transaction results from a public auction or public sale. The purchase, by employees or their relatives, of assets held by the corporation as collateral, or obtained through foreclosure, repossession or other legal proceedings from borrowers is permitted if the price, conditions, and terms are consistent with those available to the general public so long as the property is also available (through advertisement) to the public at large. This policy is applicable even when the asset is sold at public auction or through a public sale. “Relative” as used here is defined as the husband, wife, son, daughter, mother, father, sister or brother of either the employee or of the employee’s spouse.

The purchase of assets held by the corporation in a fiduciary capacity by an officer or employee is prohibited by law, unless an appropriate court order is obtained.

Officers, employees and members of their immediate families may borrow from the corporation in accordance with current laws, regulations and policies. In fact, officers and employees are encouraged to use both consumer and business credit from the Corporation in order to meet all their legitimate financial needs. Employees may not transact business for themselves, members of their immediate families or entities in which they have an ownership interest in (other than limited ownership in publicly held corporations). Extensions of credit are to be approved and handled by a credit officer senior to the involved employee.

E. Acceptance of Gifts, Fees and Entertainment from Customers and Suppliers

It is the policy of the Corporation to prohibit employees from seeking or accepting gratuities in connection with any company business and to permit employees to accept gifts or entertainment from customers or suppliers only under limited circumstances, as set forth below.

No employees, nor members of their immediate families, should seek or accept, directly or indirectly, anything of value in connection with any transaction or business of the company. Any gift or inducement, no matter what its value, may be perceived as a bribe if the employee’s actions are influenced by receipt of such. Employees may accept gifts and entertainment of nominal value from customers and suppliers when it is clear the customer or supplier is not trying to influence the employee in connection with a transaction and when the gift or entertainment is unsolicited. For purposes of this policy, “nominal value” shall mean not more than $25.

Examples of circumstances in which the receipt of a gratuity of nominal value would be permitted include: reasonable business lunches and dinners; athletic or entertainment events at which the customer is present; holiday gifts of nominal amounts; and promotional logo items such as key chains, golf tees, rain bonnets, etc., which the giver is making available to the general public for name recognition purposes.

Under some circumstances, with prior Corporation approval, employees will be allowed to receive vendor sales incentives of greater than nominal value if these are reviewed and found to be reasonable and appropriate practice within certain lines of business (i.e., Investments, Insurance, etc.).

Examples of circumstances in which the receipt of a gratuity would not be permitted include: expensive gifts (greater than $25 value); weekend entertainment events (i.e., hunting or fishing trips, etc.); scarce or expensive athletic or entertainment tickets; and fees, prizes, gifts, inducements, or in kind services given for referring customers or otherwise directing business to a vendor, supplier, or bank customer, or for providing information relative to the financial status or character of a customer.

Federal Law (18 U.S.C. Sec. 215) makes it a crime for an officer, director, employee, agent, or attorney of the Corporation to accept or agree to receive gifts or fees from any person offered as influence or as a reward in connection with any business or transaction with the Corporation. This may include both direct and indirect benefits, such as commissions, special discounts, free services, or other payments or concessions from attorneys, insurance and real estate agents, salesmen and the like, who may offer inducements for giving or referring business to them.

These prohibitions also apply to members of the employees’ immediate family. Any gifts or offers of entertainment of more than nominal value must be refused. All such gifts or offers of entertainment in excess of nominal value and any offers of commissions or fees in connection with company business should be reported to the employee’s supervisor immediately. Any offer of questionable propriety or legality should be referred immediately to the Human Resources Manager for interpretation.

F. Bequests

The acceptance of bequests or gifts from customers or suppliers of the Corporation under wills or trust instruments is prohibited, except in the case where the bequest or gift is from a member of the employee’s immediate family, as defined by Human Resources policy.

G. Gifts, Fees and Entertainment to Customers and Suppliers

Exclusive of Corporation sponsored activities, officers, employees and members of their immediate families should extend gratuities to a customer or supplier of the Corporation only under the same conditions and limitations applicable to receipt of gratuities.

H. Outside Directorships and Partnerships

Employees should not make any commitment of their time or energy toward any activity inside or outside the Corporation, which may, in the opinion of management, detract from the employee’s or the Corporation’s efficient operation and image. Directorships in other corporations operated for profit must be approved by the CEO.

This does not preclude charitable, civic, religious or other non-profit directorships or trusteeships, so long as such do not create an excessive drain on the employee’s time. Acceptance of these positions is subject to the approval of the employee’s manager.

I. Communications Related to Competitors

The outstanding reputation enjoyed by the Corporation and its officers and employees has evolved over a long period of time as a result of practicing ethical, competitive principles. Serving the customers of the Corporation in a positive and friendly manner will result in a more effective and lasting customer relationship than will a relationship based upon unjust criticism of the Corporation’s competition. Unethical competitive practices, including inappropriate derogatory remarks about a competitor, are not in keeping with the high standards of the Corporation and should be avoided at all times.

J. Interlocking Affiliations

While there may be exceptions under certain circumstances, generally, employees of the Corporation are prohibited by statute from dual service in the following areas:

(a) Service in an organization primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other similar securities (12 U.S.C. Sec. 78 and Federal Reserve Regulation R).

(b) Service as a director, officer or employee of any other bank, banking association or trust company (15 U.S.C. Sec 19 and Federal Reserve Regulation L).

Management employees shall not engage in outside employment unless approved by management of the Corporation (approval by the CEO is required). Even in those situations where no physical involvement might be required during banking hours or on banking premises, the individual’s mental capacities are either involved during banking hours or are sufficiently taxed during non-banking hours so as to prevent him/her from giving a 100% effort while on the job.

Non-management employees must disclose outside employment to the Human Resources Manager. Such outside employment must not present a conflict of interest with services provided by the Corporation, bring disrespect to the Corporation or create interruptions to work schedules.

Other forms of involvement in other business interests are restricted to “investment purposes” only; employees shall not engage in any outside business interest through “substantial operating involvement.”

K. Religious, Charitable, Educational, Fraternal or Other Civic Affairs

Employees are encouraged to take part in religious, charitable, educational, fraternal or other civic activities so long as such activities do not materially impair efficiency and the performance of their duties to the Corporation.

L. Political Activities

The Corporation’s management believes it is important for every citizen to take an active interest in our political and governmental process. In all cases, employees participating in political activities do so as individuals and not as representatives of the Corporation. No corporate resources should be used for such activity. Any employee desiring to run for an elective political office or to accept an appointment to a state or local government office should discuss the matter in advance with the CEO. The duties of the office and time away from the job should not conflict with the Corporation’s expectations relative to the employee’s performance.

M. Giving Advice to Customers

In many cases, discussion with customers leads to a request that the employee make statements that may relate to the legality of a proposed transaction. Our Corporation recognizes the exclusive authority of licensed attorneys to practice law and to give legal advice; therefore, extreme care must be exercised in discussions with customers and nothing should be said that might be interpreted as the giving of legal advice. This also applies to accounting and/or tax advice. All customers must be referred to these professionals.

Managers or employees must refer all instances of suspected or known violations of this Code, as well as requests for routine interpretation, to Human Resources Manager.

A. Disclosure and Reporting

Any receipt of an offer or opportunity to receive a gift or participate in any prohibited activity or transaction or any other potential conflict of interest should be immediately disclosed and reported to the Human Resources Manager. Should you be unclear regarding the appropriateness of a particular transaction or activity, please contact your manager for clarification.

Following a discussion between an employee and his/her manager on any questionable activity or transaction, the conversation and decision reached should be documented in writing. A copy of the documentation should be retained in the local file and a copy forwarded directly to the Human Resources Manager. The written documentation should clearly state whether the activity or transaction is permitted or prohibited.

If any questions exist as to whether the activity is prohibited, the manager should call the Human Resources Manager and discuss the situation prior to reaching a final conclusion.

B. Compliance

New employees will be required to comply with the Code of Ethics upon employment and must sign the Code of Ethics Certification attached hereto. Each employee must subsequently certify to his/her continued compliance each year by signature on the annual performance appraisal form.

Upon joining the Corporation through employment, merger or acquisition, a new employee or officer currently involved in any activity which is prohibited by the Code of Ethics should discontinue that activity immediately. Management realizes that certain transactions or activities cannot be immediately discontinued without undue economic hardship; thus certain activities may be “grandfathered” by the Committee for a period not to exceed one (1) year. In that event, the above disclosure and reporting must take place at employment with follow-up discussion and documentation to insure the activity is discontinued no later than one (1) year from the date of employment. Any extension of such activity beyond two years must be approved by the Chief Executive Officer of the Corporation.